As filed with the Securities and Exchange Commission on October 9, 2018

Registration No. 333-227652

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1 TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ALBERTON ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1001, 10/F, Capital Center

151 Gloucester Road, Wanchai, Hong Kong

Phone number: +852 2117 1621

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bin (Ben) Wang, Chief Executive Officer

Alberton Acquisition Corporation

Room 1001, 10/F, Capital Center

151 Gloucester Road, Wanchai, Hong Kong

Phone number: +852 2117 1621

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexandria Kane, Esq. White and Williams LLP 7 Times Square, Suite 2900 New York, New York 10036 Telephone: (212) 244-9500	Patrick Ormond, Esq. Walkers 171 Main Street PO Box 92, Road Town Tortola VG1110 British Virgin Islands Telephone: +1 284 494 2204	Mitchell S. Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Ordinary Share and one Right(2)(3)	11,500,000 Units	$10.00	$115,000,000	$14,317.50
Ordinary Shares included as part of the Units(2)(3)	11,500,000 Shares	—	—	—	(4)
Rights included as part of the Units(2)(3)	11,500,000 Rights	—	—	—	(4)
Ordinary Shares underlying Rights included as part of the Units(2)(3)	1,150,000 Shares	$10.00	$11,500,000	$1,431.75
Representative’s Unit Purchase Option	1	$100	$100	$0.01
Units underlying the Representative’s Unit Purchase Option	500,000 Units	$11.50	$5,750,000	$715.88
Ordinary Shares underlying the Representative’s Unit Purchase Option	500,000 Shares	—	—	—	(4)
Rights underlying the Representative’s Unit Purchase Option	500,000 Rights	—	—	—	(4)
Ordinary Shares underlying the Rights included as part of the Representative’s Units	50,000 Shares	$10.00	$500,000	$62.25
Total			$132,750,100	$16,527.39	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 1,500,000 Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any and 1,500,000 Ordinary Shares and 1,500,000 Rights underlying such Units.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to include certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows:

Initial Trustees’ fee	$1,000.00	(1)
SEC Registration Fee	$16,527.39
FINRA filing fee	$20,412.52
Accounting fees and expenses	$15,000.00
NASDAQ listing fees	$75,000.00
Printing and engraving expenses	$5,000.00
Directors & Officers liability insurance premiums	$100,000.00	(2)
Legal fees and expenses	$250,000.00
Miscellaneous	17,060.91	(3)

Total	$500,000

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company additional fees for acting as trustee, as transfer agent of the registrant’s ordinary shares, as rights agent for the registrant’s rights and as escrow agent. Such fees have been included in the “Miscellaneous” line item.

(2)	This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.

(3)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a British Virgin Islands court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that, subject to certain limitations, we shall indemnify our directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we sold the following ordinary shares without registration under the Securities Act:

In August 2018, in connection with our organization we issued 1,725,000 Class B ordinary shares to our initial shareholders, of which an aggregate of 1,650,000 Class B ordinary shares were issued for an aggregate purchase price of $17,250 or 0.010454545 per share, and an aggregate of 75,000 Class B ordinary shares were issued for services rendered. On September 10, 2018, we issued an additional 1,150,000 Class B ordinary shares to our initial shareholders, of which an aggregate of 1,135,000 Class B ordinary shares were issued for an aggregate purchase price of $2,300 or approximately 0.00202643 per share, and an aggregate of 15,000 Class B ordinary shares were issued for services rendered. On September 14, 2018, our initial shareholders converted all of their Class B ordinary shares, constituting all of the outstanding Class B ordinary shares of the Company, into Class A ordinary shares and, immediately thereafter, the Company amended and restated its Memorandum and Articles of Association to eliminate the Class B ordinary shares and re-designate the Class A ordinary shares as “ordinary shares.” As a result, the Company currently has only one class of ordinary shares. After September 14, 2018 and prior to the offering, our initial shareholders own 2,875,000 ordinary shares of the Company. These issuance were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as the shares were sold to an accredited investor.

Hong Ye also committed to purchase 300,000 units at $10.00 per private units (for an aggregate purchase price of $3,000,000). This purchase will take place on a private placement basis simultaneously with the consummation of the initial public offering. They have also committed to purchase up to a maximum of 30,000 private units in proportion to the amount of the underwriters’ over-allotment option that is exercised. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1	Memorandum and Articles of Association.
3.2	Form of Amended and Restated Memorandum and Articles of Association.
4.1	Specimen Unit Certificate.
4.2	Specimen Ordinary Share Certificate.
4.3	Specimen Right Certificate.
4.4	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant.
4.5	Form of Unit Purchase Option between the Registrant and Chardan Capital Markets LLC
5.1	Opinion of Walkers.
5.2	Opinion of White and Williams LLP.
10.1	Form of Letter Agreement from each of the Registrant’s initial shareholders, officers and directors.
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Shareholders.
10.4	Promissory Note.
10.5	Form of Registration Rights Agreement.
10.6	Form of Subscription Agreement for Private Units.
10.7	Form of Administrative Services Agreement.
14	Form of Code of Ethics.
23.1	Consent of Friedman LLP.
23.2	Consent of Walkers (included in Exhibit 5.1).
23.3	Consent of White and Williams LLP (included in Exhibit 5.2).
24	Power of Attorney (included on signature page of the initial filing).*

* Previously filed.

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ITEM 17. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 9th day of October, 2018.

ALBERTON ACQUISITION CORPORATION

By:	/s/ Bin (Ben) Wang
Name:	Bin (Ben) Wang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Bin (Ben) Wang	Chief Executive Officer	October 9, 2018
Bin (Ben) Wang	(Principal Executive Officer) and Director

/s/ Keqing (Kevin) Liu	Chief Financial Officer (Principal Financial and	October 9, 2018
Keqing (Kevin) Liu	Accounting Officer) and Director

/s/ Guan Wang*	Director	October 9, 2018
Guan Wang

/s/ Howard Jiang*	Director	October 9, 2018
Howard Jiang

/s/ John W. Allen*	Director	October 9, 2018
John W. Allen

/s/ Harry Edelson*	Director	October 9, 2018
Harry Edelson

* By	/s/ Bin (Ben) Wang

Bin (Ben) Wang, attorney in fact

Authorized Representative in the United States:

/s/ Bin (Ben) Wang
Bin (Ben) Wang
Date: October 9, 2018

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